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                                 NEWS RELEASE


DATE: January 28, 1999

CONTACT: James D. Rose, President

TELEPHONE: (505) 324-9542


                      FIRST PLACE FINANCIAL CORPORATION
                           REPORTS 1998 NET INCOME

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chairman of the board and chief executive officer of First Place Financial Corporation (FPFC), today reported net income for 1998 of $8.2 million, compared to $9.1 million reported for the same period a year ago.

The year-to-date decrease of $933,000 in net income for the year ended December 31, 1998 compared to the year-to-date net income for 1997 was primarily due to increases in operating expenses. Other expenses for 1998 were up 9 % from the like period a year ago. This increase was primarily in data processing expenses and was mainly due to technical enhancements. Salaries and benefits also increased due to normal salary increases and a higher level of full-time equivalent employees. Employees were added to support expansion, and included staff hired for Capital Bank, a de novo bank
located in Albuquerque, which opened in October, 1998.   The increases  in
other expenses were offset somewhat by an increase in net interest income, a decrease in the provision for loan losses and a decrease in the effective tax rate from 24% in 1997 to 21% in 1998.

At December 31, 1998 FPFC had $902 million in total assets, an increase of $4
million  over December 31, 1997 total assets of $898 million.   Total loans
at December 31,1998 were $430 million, a decrease of $62 million from the $492 million reported at December 31, 1997. A significant part of the decrease in loans was attributable to borrowers obtaining alternative long-term financing. In addition, the company had some early loan payoffs due to corporate acquisitions.

Total stockholders' equity at December 31,1998 increased $5 million during 1998 to $77 million.

The board of directors of FPFC declared a quarterly dividend of $.37 per share and a special dividend of $.37 per share payable February 1, 1999 to shareholders of record as of December 16, 1998.

FPFC, the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, Western Bank, Gallup, Capital Bank, Albuquerque and Burns National Bank of Durango, Colorado. FPFC stock is quoted on the nasdaq bulletin board under the symbol FPLF.